Exhibit 2.2

DESCRIPTION OF SECURITIES

This exhibit contains a description of the rights of the holders of securities registered under Section 12 of the Securities Exchange Act of 1934. The following description of our share capital does not purport to be complete and is subject to and qualified in its entirety by our amended and restated articles of association and by the applicable provisions of British Virgin Islands law.

Ordinary Shares

General

All of the issued ordinary shares, par value $0.0000625 per share (the “shares” or “Ordinary Shares”) of JM Group Limited (the “Company”) are fully paid and non-assessable. Shares of the Company are issued in registered form. There are no limitations imposed by the Company’s amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Company’s amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Under the British Virgin Islands (the “BVI”) Business Companies Act, as amended (the “BVI Act”), the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in the Company’s register of members. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

The holders of the Company’s Ordinary Shares are entitled to such dividends as may be declared by the Company’s board of directors, subject to the BVI Act and our amended and restated memorandum and articles of association.

Voting Rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution of members in writing, each in accordance with the amended and restated memorandum and articles of association. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each share that such shareholder holds.

Transfer of Ordinary Shares

Subject to the restrictions contained in the Company’s amended and restated articles of association, any of the Company’s shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer.

For so long as the Ordinary Shares are listed on a designated stock exchange, the Ordinary Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the designated stock exchange.

Liquidation

As permitted by the BVI Act and the Company’s amended and restated memorandum and articles of association, the Company may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if the Company’s assets exceed the Company’s liabilities and the Company is able to pay the Company’s debts as they fall due. The Company may also be wound up in circumstances where the Company is insolvent in accordance with the terms of the BVI Insolvency Act, 2003 (as amended).

If the Company is wound up and the assets available for distribution among the Company’s shareholders are more than sufficient to repay all amounts paid to the Company on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to the Company on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up, the liquidator appointed by the Company may, in accordance with the BVI Act, divide among the Company’s shareholders in specie or kind the whole or any part of the Company’s assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Company’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

The BVI Act and our amended and restated memorandum and articles of association permit us to purchase our own shares with the prior written consent of the relevant shareholders, a resolution of directors and in accordance with applicable law.

Variations of Rights of Shares

The rights attached to any class of shares of the Company may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued shares of that class

General Meetings of Shareholders

Under the Company’s amended and restated memorandum and articles of association, a copy of the notice of any meeting of shareholders shall be given by the director convening such meeting not less than seven calendar days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting and the other directors. The Company’s board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of the Company’s outstanding voting shares. In addition, the Company’s board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the shares entitled to vote on the matters to be considered at the meeting have agreed to short notice of the meeting, or if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50 percent of the shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of our shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the chairman of the board or, if different, the chairman of the meeting. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. At every meeting of our shareholders, the chairman of the board or his/her nominee shall preside as chairman of the meeting. The chairman of the meeting shall be deemed to be present in person at the meeting if he or she participates by telephone or other electronic means and all shareholders participating in the meeting are able to communicate with the chairman of the meeting. If there is no chairman of the board or if the chairman of the board or his/her nominee is not present at the meeting, either physically in person, by telephone or other electronic means, if appropriate, the shareholders present shall choose one of their number to be the chairman. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual shareholder or representative of a shareholder present shall take the chair.

Inspection of Books and Records

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar of Corporate Affairs, which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of the Company is also entitled, upon giving written notice to the Company, to inspect (i) the Company’s amended and restated memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members and of those classes of members of which that member is a member, and to make copies and take extracts from the documents and records referred to in (i) to (iv) above. However, the Company’s directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document specified in (ii) to (iv) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts or records. See “Where You Can Find Additional Information.” on page 147 of this prospectus. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Changes in Capital

The Company may from time to time by resolution of shareholders or resolution of the Company’s board of directors, subject to the BVI Act and the Company’s amended and restated memorandum and articles of association:

●	amend the Company’s memorandum and articles of association to increase or decrease the maximum number of shares the Company is authorized to issue;

●	split the Company’s authorized and issued shares into a larger number of shares;

●	combine the Company’s authorized and issued shares into a smaller number of shares; and

●	create new classes of shares with preferences to be determined by resolution of the board of directors to amend the amended and restated memorandum and articles of association to create new classes of shares with such preferences at the time of authorization.

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